Exhibit 23.2

[ERNST & YOUNG LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CytRx Corporation Stock Purchase Warrants of our report dated March 1, 2002, with respect to the consolidated financial statements and schedule of CytRx Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission and incorporated by reference in the Current Report on Form 8-K dated May 28, 2002 filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Atlanta, Georgia
June 18, 2002